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                                                                   Exhibit 10.21

                          TAX LIABILITY ALLOCATION AND
                            INDEMNIFICATION AGREEMENT

     This Tax Liability Allocation and Indemnification Agreement (this "Agreement") is made and entered into as of April 1, 2002, by and between LIBERTY MEDIA CORPORATION, a Delaware corporation ("LMC"), and LIBERTY SATELLITE & TECHNOLOGY, INC., a Delaware corporation ("LSAT"), for and on behalf of itself and each member of the LSAT Group (as defined below).

                                   WITNESSETH:

     WHEREAS, it is deemed equitable that with respect to each Taxable period for which a Joint Return (as defined below) is filed in any Tax jurisdiction, LSAT pay to Liberty (as defined below) an amount equal to the LSAT Group's Separate Return Tax Liability (as defined below) in each such Tax jurisdiction; and

     WHEREAS, it is deemed equitable that with respect to each Taxable period for which a Joint Return is filed in any Tax jurisdiction and in which the Affiliated Group for such Tax jurisdiction utilizes a net operating loss or credit of the LSAT Group, Liberty shall, in the manner prescribed hereinafter, credit against the future liability of LSAT to Liberty hereunder an amount equal to the Tax benefit obtained by such Affiliated Group as a result of the utilization of such net operating loss or credit of the LSAT Group; and

     WHEREAS, it is deemed equitable that in the event that LSAT or its Subsidiaries for any reason become disaffiliated from any Affiliated Group, the portion of the economic burdens and benefits of Tax payments, deficiencies and refunds of such Affiliated Group which are attributable to the period in which disaffiliation occurs and for prior Joint Return periods in which LSAT or any other member of the LSAT Group was included in such Affiliated Group, are to be allocated to Liberty and LSAT as hereinafter provided.

     NOW, THEREFORE, the parties signatory hereto agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall be defined as follows:

     a. "AEG TRANSACTION" shall mean the transaction contemplated by the Purchase Agreement dated as of August 16, 2001, as amended, by and among Liberty AEG, Inc., LSAT, and, only for purposes of the final sentence of Section 6.7(a) thereof, LMC.

     b. "AFFILIATED GROUP" shall mean, for any federal, state, local or foreign Tax jurisdiction, the consolidated, combined or unitary group that files a Joint Return.

     c.   "CODE" shall mean the Internal Revenue Code of 1986, as amended.

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     d.   "CONSOLIDATED RETURN REGULATIONS" shall mean the Treasury Regulations promulgated under Chapter 6 of Subtitle A of the Code, including, as applicable, any predecessors or successors thereto.

     e. "CONTESTED LSAT GROUP ITEM" shall have the meaning given to such term in Section 12(b) hereof.

     f. "DIT" shall mean any "deferred intercompany transaction" or "intercompany transaction" within the meaning of the Treasury Regulations (or predecessors thereto), or any similar transaction under state, local or foreign Tax law.

     g. "ELA" shall mean any "excess loss account" within the meaning of the Treasury Regulations (or predecessors thereto), or any similar term under state, local or foreign Tax law.

     h. "FINAL DETERMINATION" shall mean a closing agreement with the Internal Revenue Service or the relevant state, local or foreign Taxing authorities, an agreement contained in Internal Revenue Service Form 870AD or other similar form, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

     i. "GOVERNMENTAL AUTHORITY" shall have the meaning set forth in the definition of "Tax."

     j.   "GROUP" shall mean either the Liberty Group or the LSAT Group.

     k. "HOLDCO" shall have the meaning set forth in the definition of "Liberty."

     l. "JOINT RETURN" shall mean any federal, state, local or foreign Tax Return for any Taxable period ending after April 1, 2002 that includes at least two Legal Entities, of which one Legal Entity is a member of the LSAT Group and the other Legal Entity is a member of the Liberty Group.

     m. "LEGAL ENTITY" shall mean a corporation, partnership, limited liability company or other legal entity under the corporation, partnership, limited liability company or other organizational laws of a state or other jurisdiction.

     n. "LIBERTY" shall mean LMC; PROVIDED, that if LMC forms a new wholly owned corporation ("Holdco"), and LMC merges with a Legal Entity that is wholly owned by Holdco in a transaction in which the stockholders of LMC receive stock of Holdco, then from and after the effective time of such merger, the term "Liberty" shall mean Holdco for all purposes of this Agreement.

     o. "LIBERTY GROUP" shall mean Liberty and each of the other Legal Entities that is or was at any time owned directly or indirectly by Liberty for all Taxable periods covered by this Agreement; PROVIDED, HOWEVER, that such term shall not include any Legal Entity for such period as and to the extent that such Legal Entity is a member of the LSAT Group.

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     p.   "LLC TRANSACTIONS" mean the transactions contemplated by the Purchase
Agreement dated as of August 16, 2001, as amended, by and among LMC/LSAT Holdings, Inc., Liberty Brazil DTH Inc., Liberty Mexico DTH Inc., Liberty Multicountry DTH, Inc., Liberty International DTH, Inc., Liberty Latin Partners, Inc., LSAT, and, only for purposes of the final sentence of Section 6.7(a) thereof, LMC.

     q. "LOSSES" shall mean costs, expenses, fees, liabilities, obligations and losses.

     r.   "LSAT" shall have the meaning set forth in the first paragraph hereof.

     s. "LSAT GROUP" shall mean LSAT and each of the other Legal Entities that is or was at any time owned directly or indirectly by LSAT for all Taxable periods covered by this Agreement.

     t. "PARENT" shall mean, as the context may require, the common parent of any consolidated, combined, or unitary group that has filed, or is required to file, any Joint Return.

     u. "REDETERMINATION" shall mean any redetermination as the result of an audit by the Internal Revenue Service (or the relevant state, local or foreign Governmental Authority), a claim for refund, an amended Tax Return or otherwise.

     v.   "SEPARATE RETURN" shall mean any Tax Return that is not a Joint
Return.

     w. "SEPARATE RETURN TAX LIABILITY" shall have the meaning given to such term in Section 3 hereof.

     x. "SUBSIDIARY" means, as to any Legal Entity, any other Legal Entity of 1which at least (i) 50% of the equity and (ii) 50% of the voting interests are owned, directly or indirectly, by such first Legal Entity.

     y. "TAX" shall mean any tax, wherever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federation or other body (a "Governmental Authority"), and, without limiting the generality of the foregoing, shall include income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, unemployment insurance, social security, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer tax, custom or duty or other like governmental assessment or charge of any kind whatsoever, together with any related interest, penalties and additions imposed by any Governmental Authority.

     z. "TAX ITEM" shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 resulting from a change in accounting method.

     aa. "TAX PROCEEDING" shall mean any Tax audit, examination, controversy or litigation.

     bb. "TAX RETURN" shall mean any Tax report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be

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supplied to or filed with a Governmental Authority, including an information return, claim for refund, amended return or declaration or estimated Tax return.

     cc. "TREASURY REGULATIONS" shall mean the Treasury Regulations promulgated under the Code.

2. PAYMENT OF SEPARATE RETURN TAX LIABILITY BY LSAT TO LIBERTY. With respect to each Taxable period for which a Joint Return is filed in any Tax jurisdiction, LSAT shall pay to Liberty an amount equal to the Separate Return Tax Liability of the LSAT Group, determined in accordance with Section 3 hereof, such payment by LSAT, including installments of estimated Tax payments, to be made to Liberty at least five business days prior to the due dates thereof (including extensions), whether or not the Affiliated Group is obligated to pay a Tax liability for the applicable period. The amount of estimated Tax payments to be made by LSAT to Liberty shall be reasonably determined by Liberty.

3. DETERMINATION OF SEPARATE RETURN TAX LIABILITY. For each Taxable period during which a Joint Return is filed in any Tax jurisdiction, the Separate Return Tax Liability of the LSAT Group for such Tax jurisdiction shall mean the hypothetical federal, state, local or foreign Tax liability (computed without regard to any credit or net operating loss deduction) determined as if the LSAT Group had filed a separate consolidated, combined or unitary Tax return for the applicable period in such Tax jurisdiction and its income were taxable at the highest corporate tax rate in effect for such period; PROVIDED, HOWEVER, that the Consolidated Return Regulations (or any similar provisions of state, local or foreign Tax law) and the Joint Returns filed by the Affiliated Group in such Tax jurisdiction shall determine the timing of the recognition of Tax Items with respect to DITs and ELAs and the determination of which Legal Entity shall bear the Tax benefit or burden of such Tax Items, and the LSAT Group shall be responsible for the Tax Items recognized by its respective members with respect to any DITs and ELAs. If the computation of the Separate Return Tax Liability of the LSAT Group pursuant to this Section 3 for a Taxable period does not result in positive Tax liability, then for purposes of Section 2 hereof the Separate Return Tax Liability of the LSAT Group shall be deemed to be zero, and any net operating loss or Tax credit of the LSAT Group for such period shall be taken into account only as otherwise provided herein. The determination of the Separate Return Tax Liability of the LSAT Group shall be made by Liberty and such determination shall be conclusive for purposes hereof.

4. CREDIT TO SEPARATE RETURN TAX LIABILITY OF LSAT. If the LSAT Group is entitled to a Tax credit or would incur a net operating loss during a Taxable period if it filed a separate consolidated, combined or unitary Tax return for such period, or would, if it filed a separate consolidated, combined or unitary Tax return for all periods covered by this Agreement computed as described in
Section 3, be entitled to a credit or a net operating loss deduction with respect to net operating losses or credits carried forward or back to such period (including, for this purpose, net operating losses or credits from periods prior to the effective date of this Agreement which are carried forward to such period, but excluding net operating losses or credits utilized by any Affiliated Group for prior or subsequent periods for which the LSAT Group has previously received credit because of the Tax benefit to such Affiliated Group as described below), and if it is determined by Liberty that such credit, net operating loss or deduction will be utilized by the Affiliated Group in filing its Joint Return for the current

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Taxable period or for any previous period and that such credit, net operating loss or deduction will provide a Tax benefit in any such period, Liberty shall credit against the Separate Return Tax Liability owed by LSAT to Liberty pursuant to this Agreement for the current Taxable period and all future Taxable periods until the credit fully utilizes an amount equal to the net Tax benefit which Liberty, in its reasonable judgement, determines the Affiliated Group will obtain. Liberty shall apply such credit against the Separate Return Tax Liability of the LSAT Group as provided above with respect to any Taxable period as of the first installment date for such year. Liberty shall have the right to adjust, as of the last day of succeeding quarters the amount credited pursuant to this Section 4 based upon the determination of Liberty that the amount credited in preceding quarters was incorrect.

5. TAX LIABILITY OF LSAT IN THE EVENT OF DISAFFILIATION. In the event that LSAT or any members of the LSAT Group become disaffiliated from any Affiliated Group for any reason, LSAT shall remain liable under this Agreement for the Tax liability of the LSAT Group for the Taxable period during which such disaffiliation occurs and for prior Taxable periods in which LSAT and the other members of the LSAT Group were members of the Affiliated Group, in accordance with Section 1.1502-6 of the Consolidated Return Regulations or any similar provision of state, local or foreign Tax law, and LSAT shall be required to pay Liberty those amounts for the period of disaffiliation that are determined pursuant to this Agreement. Payment of such Tax liability by LSAT shall be made to Liberty at least five business days prior to the due date of the applicable Tax return. Moreover, should a Tax Proceeding ultimately result in assessment of a Tax deficiency against any Affiliated Group for years in which LSAT or the other members of the LSAT Group were affiliated with such Affiliated Group, LSAT shall remain liable for the LSAT Group's portion of such Tax deficiency determined pursuant to this Agreement, plus interest and penalties as provided in Section 9, if any.

6. PAYMENT OF TAX REFUNDS AND UTILIZED TAX BENEFITS TO LSAT IN THE EVENT OF DISAFFILIATION.

     a. If, after the disaffiliation of LSAT from any Affiliated Group, Parent receives from a Governmental Authority any refund of Tax (and interest, if any) paid by such Affiliated Group, any amount of which in the sole judgment of Liberty should be regarded as a refund of amounts paid by LSAT pursuant to
Section 2 hereof, such amount shall be paid by Liberty to LSAT within sixty business days after receipt by Parent.

     b. If, upon the disaffiliation of LSAT from any Affiliated Group, LSAT has not received a credit against its Separate Return Tax Liability in any Tax jurisdiction pursuant to Section 4 hereof for any net operating losses or credits of the LSAT Group that have been utilized by such Affiliated Group (the "Unpaid Benefits"), Liberty shall pay to LSAT, at such times that, and only to the extent that, the LSAT Group has a Separate Return Tax Liability for such Tax jurisdiction (or if the LSAT Group actually files a separate consolidated, combined or unitary federal, state, local, or foreign Tax Return, its actual Tax liability shown on such Tax Return), an amount equal to the net Tax benefit which Liberty, in its reasonable judgement, determines the Affiliated Group has obtained from the Unpaid Benefits in such Tax jurisdiction. Notwithstanding the previous sentence Liberty shall not make a payment for any net operating loss or credit which would have expired at the time that the LSAT Group has a Separate Return Tax Liability (or actual Tax liability for any separate consolidated, combined, or unitary federal,

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state, local, or foreign Tax Return). LSAT shall provide Liberty with a written calculation of the Separate Return Tax Liability of the LSAT Group and a copy of the actual Tax Return filed by the LSAT Group at such time that the Tax Return is due for such Tax jurisdiction, or if earlier, is filed by the LSAT Group. Liberty shall make any payment required by this Section 6(b) within 30 business days after receipt from LSAT of the written calculation of the LSAT Group's Separate Return Tax Liability and receipt of a copy of the applicable Tax Return that has been filed.

     c. Notwithstanding Section 6(b) hereof, at such time that the members of the Liberty Group which are part of an affiliated group (as defined in Section 1504 of the Code) including Liberty for U.S. federal income tax purposes, do not continue to own stock of LSAT constituting 20% of the voting power of LSAT (a "Loss of Control"), Liberty shall pay to LSAT an amount equal to the net Tax benefit which Liberty, in its reasonable judgement, determines the Affiliated Group has obtained from the Unpaid Benefits (which LSAT has not previously received credit or payment for pursuant to Sections 4 or 6(b) of this Agreement) in such Tax jurisdiction, and LSAT shall have no further rights with respect to such Unpaid Benefits following such payment. Notwithstanding the previous sentence, Liberty shall not make a payment for any net operating loss or credit which would have expired at the time of a Loss of Control. Liberty shall make any payment required by this Section 6(c) within 30 business days following a Loss of Control.

7.   SPECIAL RULES.

     a. AEG TRANSACTION AND LLC TRANSACTIONS. For purposes of this Agreement (including, without limitation, the determination of the Separate Return Tax Liability of the LSAT Group pursuant to Section 3 hereof and the Credit to Separate Return Tax Liability of the LSAT Group pursuant to Section 4 hereof), the determination of whether the LSAT Group would be entitled to a deduction or loss for any period if it filed a separate consolidated, combined or unitary Tax return shall be made without regard to any Section 382 or 384 limitation arising from the AEG Transaction or the LLC Transactions that may be applicable to Ascent Entertainment Group, Inc.

     b. LIBERTY FUNDED COMPENSATION ARRANGEMENTS. For purposes of this Agreement (including, without limitation, the determination of the Separate Return Tax Liability of the LSAT Group pursuant to Section 3 hereof and the Credit to Separate Return Tax Liability of the LSAT Group pursuant to Section 4 hereof), any deduction or loss allowed with respect to certain compensation arrangements for LSAT Group employees, officers or directors that are funded by Liberty or any member of the Liberty Group (the "Liberty Funded Compensation Arrangements") shall be considered a deduction or loss of Liberty (and not a deduction or loss of the LSAT Group) for all Joint Returns. With respect to each Separate Return filed by the LSAT Group (including, without limitation, all Separate Returns of the LSAT Group for Taxable periods beginning after the disaffiliation of the LSAT Group from any Affiliated Group), LSAT shall pay to Liberty an amount equal to the net Tax benefit which the LSAT Group has obtained in any such Taxable period from any deduction or loss resulting from the Liberty Funded Compensation Arrangements that is utilized by the LSAT Group on such Separate Return. LSAT shall make the payment required by the preceding sentence within 30 business days following the date the applicable Tax Return is filed.

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8.   ADJUSTMENTS.

     a. In the event of any Redetermination of any Joint Return which affects the calculation of the LSAT Group's Separate Return Tax Liability for any Taxable period, the amounts required to be paid pursuant to Section 2 shall be recomputed for such Taxable period to take into account such Redetermination, and payments pursuant to Section 2, and the credits and payments to the LSAT Group pursuant to Sections 4 and 6 hereof, shall be appropriately adjusted. LSAT shall pay Liberty or Liberty shall pay LSAT an amount equal to the difference between the payment or payments previously made between the parties in respect of such redetermined Joint Return and the amount that would have been paid pursuant to this Agreement in respect of such redetermined Joint Return if such redetermined Joint Return had been filed on the basis of the Redetermination. In the event Parent is required to pay to any Governmental Authority any amount for additional Taxes due to the disallowance of all or part of any item utilized by the Affiliated Group and for which LSAT received a credit or payment for pursuant to Sections 4 or 6 hereof (or if Parent would have been so required to pay any Governmental Authority but for other adjustments), LSAT shall pay to Liberty the amount of such additional Tax paid by Parent (or which Parent would have been required to pay but for other adjustments); provided, however, the amount so paid by LSAT to Liberty shall not exceed the cumulative amount credited or paid to LSAT pursuant to Sections 4 and 6 hereof with respect to such item (except as provided in Section 9 below).

     b. Any payment by Liberty or LSAT required by any Redetermination shall be paid within seven days after the date of a Final Determination with respect to such Redetermination.

9. PAYMENT OF INTEREST, PENALTIES AND EXPENSES. Interest, penalties and expenses incurred by Parent in connection with the amendment of any Joint Return, and/or any Tax Proceeding, shall be borne equitably by those parties whose Tax liability may be affected by such amendment, examination or subsequent proceedings. No interest shall be charged in connection with any allocation under this Agreement, however, unless interest is payable to a Governmental Authority.

10.  INDEMNIFICATION.

     a. Each Legal Entity that is a member of the Liberty Group shall indemnify and hold harmless each Legal Entity that is a member of the LSAT Group and their respective directors, officers, employees, affiliates, agents, successors and assigns (the "LSAT Group Indemnitees") from and against (i) any Taxes which such member of the Liberty Group is required to pay to a Governmental Authority (except for Taxes which Liberty has a right of reimbursement from LSAT), or in respect of which Liberty is required to make a payment hereunder to LSAT, (ii) any amount LSAT is required to pay to any Governmental Authority with respect to any Joint Return in excess of the LSAT Group's Separate Return Tax Liability for such Tax jurisdiction, as such may be redetermined pursuant to Section 8 hereof, and (iii) any Losses incurred by any LSAT Group Indemnitee by reason of a breach by any member of the Liberty Group of its obligations or covenants hereunder.

     b. Each Legal Entity that is a member of the LSAT Group shall indemnify and hold harmless each Legal Entity that is a member of the Liberty Group and their respective directors,

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officers, employees, affiliates, agents, successors and assigns (the "Liberty
Indemnitees") from and against (i) any Taxes which such member of the LSAT Group is required to pay to a Governmental Authority (except for Taxes which LSAT has a right of reimbursement from Liberty) or in respect of which LSAT is required to make a payment hereunder to Liberty and (ii) any Losses incurred by any Liberty Indemnitee by reason of a breach by any member of the LSAT Group of its obligations or covenants hereunder.

11. APPOINTMENT OF AGENT. LSAT consents to the appointment of Liberty as agent for the members of the LSAT Group, and agrees that Liberty shall have full authority to prepare the calculation of the LSAT Group's Separate Return Tax Liability (subject to LSAT's right to review such calculation), to file Joint Returns and to make any elections on behalf of the LSAT Group. The agency power of Liberty, as described in this Section, shall extend to all periods during which LSAT or any member of the LSAT Group is a member of any Affiliated Group, and, in the event of the disaffiliation of LSAT or any member of the LSAT Group, Liberty shall retain its agency powers described herein to make or change on behalf of LSAT, or any member of the LSAT Group, any election or other decision affecting Tax liabilities for such periods that LSAT or such member of the LSAT Group was affiliated with the Affiliated Group under the provisions of the Code providing for elections.

12.  FILING OF RETURNS AND CONTESTS.

     a. LSAT shall provide Liberty with all information necessary for Liberty to properly and timely file all Joint Returns. In the event LSAT fails to provide information in the form requested by Liberty and within sufficient time to permit the timely filing of any such Joint Return, any penalties, interest, or other payment obligation assessed against the Liberty Group by reason of a delay in filing such Tax Return shall be payable by LSAT. If LSAT provides information in the form requested by Liberty and within sufficient time to permit the timely filing of a particular Tax Return, any penalties, interest, or other payments assessed against the Liberty Group by reason of a delay in filing such Tax Return shall not be payable by LSAT.

     b. With respect to taxable years ending after the date hereof, Liberty shall have the right to control all Tax Proceedings with respect to any member of the LSAT Group. In any Tax Proceeding in which any Tax Item of the LSAT Group is a subject of such Tax Proceeding (a "Contested LSAT Group Item"), LSAT shall be entitled to participate in such Tax Proceeding at its expense, insofar as the Tax liabilities of the LSAT Group are concerned, and Liberty shall consult with LSAT with respect to any Contested LSAT Group Item, shall act in good faith with a view to the merits in connection with such Tax Proceeding, and shall keep LSAT updated and informed with respect to such Contested LSAT Group Item.

13. SEPARATE RETURNS. Any Separate Return that includes only a member or members of the LSAT Group and any Taxes with respect to such Separate Return shall be the responsibility of the LSAT Group, PROVIDED that the LSAT Group timely files such Separate Returns and pays the Taxes due with respect thereto. In the event that the LSAT Group does not so file such a Separate Return or does not pay the Taxes due with respect thereto, LSAT shall indemnify Liberty with respect to such Separate Return as provided in Section 10 and, notwithstanding any other provision hereof, Liberty shall be entitled to file such Separate Return in any manner it chooses so long as it files such Separate Return in good faith.

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14.  COOPERATION. The parties shall cooperate with one another in all matters relating to Taxes. The LSAT Group shall provide Liberty with such cooperation and information as is necessary in order to enable Liberty to satisfy its tax, accounting and other legitimate requirements. Such cooperation and information by the members of the LSAT Group shall include making their respective knowledgeable employees available during normal business hours, providing the information required by reasonable Liberty Tax and accounting questionnaires (at the times and in the format required by Liberty), maintaining such books and records and providing such information as may be necessary or useful in the filing of Joint Returns and Separate Returns, and executing any documents and taking any actions which Liberty may reasonably request in connection therewith. Liberty shall provide LSAT, upon request, with copies of any Joint Returns filed by Liberty that include any member of the LSAT Group, promptly after such Joint Returns are filed and with copies of schedules and workpapers in Liberty's possession that were used to prepare such Joint Returns or determine payments pursuant to this Agreement. LSAT shall provide Liberty, upon request, with copies of any Tax Returns filed by LSAT promptly after such Tax Returns are filed and with copies of schedules and workpapers that were used to prepare such Tax Returns or determine payments pursuant to this Agreement.

15. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of Liberty, LSAT, and each other party hereto and each other Legal Entity that becomes a party hereto pursuant to Section 25 hereof. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto (including, without limitation, any Legal Entity that becomes a party hereto pursuant to Section 25). Liberty and LSAT may assign their right to receive payments under this Agreement but may not assign or delegate their obligations hereunder.

16. APPLICATION OF AGREEMENT. This Agreement shall be applicable to all Taxable periods ending after April 1, 2002, and to each Taxable period thereafter, so long as a Joint Return is filed by Parent.

17. INTERPRETATION. This Agreement is intended to calculate, allocate and settle certain federal, state, local and foreign Tax liabilities of the members of the Liberty Group and the LSAT Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

18. LEGAL AND ACCOUNTING FEES. Unless otherwise specified herein, any fees or expenses (including internal expenses) for legal, accounting or other professional services rendered in connection with tax research relating to LSAT, the preparation of a Joint Return or financial statement or the conduct of any Tax Proceeding shall be allocated between Liberty and LSAT in a manner resulting in Liberty and LSAT, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups.

19. EFFECT OF THE AGREEMENT. This Agreement shall determine the liability of Liberty and LSAT to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or of state, local or foreign Tax laws, or for financial reporting purposes or for any other purposes.

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20.  ALLOCATION AMONG LSAT AND ITS INCLUDED SUBSIDIARIES. Nothing herein shall be deemed to preclude or require any allocation of the Separate Return Tax Liability of LSAT among or between LSAT and its Subsidiaries, if any.

21. MODIFICATIONS. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound, except that any addition of a new party pursuant to Section 25 hereof shall not require a writing signed by any other party.

22. ENTIRE AGREEMENT. This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

23. CODE REFERENCES. Any references to the Code or Treasury Regulations shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

24. NOTICES. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:


          If to Liberty or any member of the Liberty Group:

          Liberty Media Corporation
          12300 Liberty Boulevard
          Englewood, Colorado 80112
          Attention: Albert Rosenthaler
          Facsimile: (720) 875-5447

          with a copy to:

          Baker Botts L.L.P.
          599 Lexington Avenue
          New York, New York 10022
          Attention: Robert W. Murray, Esq.
          Facsimile: (212) 705-5125

          If to LSAT or any member of the LSAT Group:

          Liberty Satellite & Technology, Inc.
          12300 Liberty Boulevard

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          Englewood, Colorado 80112
          Attention: Kenneth Carroll
          Facsimile: (303) 268-5465

          with a copy to:

          Baker Botts L.L.P.
          599 Lexington Avenue
          New York, New York 10022
          Attention: Marc A. Leaf, Esq.
          Facsimile: (212) 705-5125

or to any other address as Liberty or LSAT shall furnish in writing to one another. All such notices and communications shall be effective when received.

25. NEW MEMBERS. Each of the parties to this Agreement recognizes that from time to time, new Subsidiaries of LSAT may be added to the LSAT Group. Each of the parties agrees that any new Subsidiary that is part of the LSAT Group shall immediately and automatically become a party to this Agreement for all purposes of this Agreement with respect to Taxable periods ending after such Subsidiary was added to the LSAT Group. In addition, the parties agree that if LMC forms Holdco, and LMC merges with a Legal Entity that is wholly owned by Holdco in a transaction in which the stockholders of LMC receive stock of Holdco, then at the effective time of such merger, Holdco shall immediately and automatically become a party to this Agreement for all purposes of this Agreement with respect to Taxable periods ending after the time such transaction is consummated, with the same effect as if all references to Liberty herein referred to Holdco rather than LMC with respect to such Taxable periods. In any such case, and without limiting the effect of this Section 25, LSAT shall cause any Subsidiary that is part of the LSAT Group, and LMC shall cause Holdco, to execute and deliver to each of the other parties hereto such written instruments or agreements as Liberty (in the case of an LSAT Subsidiary) or LSAT (in the case of Holdco) shall reasonably request to effect the purpose and intent of this Section 25.

26.  GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

     a. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO APPLIED TO CONTRACTS MADE AND WHOLLY PERFORMED IN SUCH STATE. Each of the parties hereto (i) will submit itself to the exclusive jurisdiction of any United States federal court located in the State of Colorado or any Colorado State court having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court.

     b. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-

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ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT
RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT. THIS SECTION 26 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

27. TERMINATION. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

28. HEADINGS. The headings used in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of any provision hereof.

29. COPIES. This Agreement may be executed in multiple counterparts each of which shall be deemed an original, but all of which shall together constitute one Agreement.

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     IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.


                                        LIBERTY MEDIA CORPORATION


                                        BY:
                                           --------------------------------
                                           Elizabeth M. Markowski
                                           Senior Vice President



                                        LIBERTY SATELLITE & TECHNOLOGY, INC.,
                                           for itself and on behalf of each
                                           member of the LSAT Group


                                        BY:
                                           --------------------------------
                                           Name:  Kenneth Carroll
                                           Title: Acting President

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